EXHIBIT 99.1

PRESS RELEASE ISSUED MARCH 7, 2017

PHI Group Signs Investment Agreement for $10 Million Funding

New York, NY, March 7, 2017 -- PHI Group, Inc., a U.S. public company focusing on acquisitions and investments in natural resources, other select industries and special situations (www.phiglobal.com; OTCMarkets: PHIL), announced today that it has signed a definitive investment agreement with Azure Capital (the “Investor”) for a $10 million equity line facility to fund working capital and potential acquisition needs.

According to the Investment Agreement and the Registration Rights Agreement, the Investor will commit to purchase up to $10,000,000 of the Company’s stock over the course of 36 months, after a registration statement of the Company’s stock has been declared effective by the U.S. Securities and Exchange Commission (“SEC”). The purchase price will be 94% of the lowest volume weighted average price of the Company’s Common Stock during the pricing period. The pricing period means five consecutive trading days beginning on the put notice day and ending on the date that is four days after such put notice date.

The Company will reserve 20,000,000 shares of its authorized but unissued Common Stock for issuance pursuant to the Investment Agreement and may at its discretion draw on the facility from time to time as and when the Company determines appropriate in accordance with the terms and conditions of the Investment Agreement and Registration Rights Agreement.

The Company will file a registration statement with the SEC within 21 days after the signing of the Investment Agreement and use all commercially reasonable efforts to cause such registration statement to become effective within 90 days after filing. The securities in connection with this equity line facility may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Henry Fahman, Chairman and Chief Executive Officer of PHI Group, stated, "We are pleased to sign the Investment Agreement with Azure Capital. We will seek to use the equity line prudently to meet the Company’s requirements for acquisition expenses and working capital. The availability of this facility will greatly enhance our ability to promptly execute our business plan and create meaningful value for our shareholders.”

The Company has announced a definitive contract to acquire a 408-acre farm in Holmes County, Florida for its model organic farming program and plans to use proprietary enhanced bioavailable nutrient and natural symbiotic immune systems without chemical pesticides and synthetic fertilizers, to grow select plants that can be used for medicinal purposes including bitter melon, turmeric, and others that command higher profit margins than regular vegetables. This is designed to meet growing demand of large Asian customers, particularly in China.

About PHI Group

PHI Group primarily focuses on acquisitions as a principal and invests in select industries and special situations that may substantially enhance shareholder value. The Company also provides merger and acquisition advisory services through its wholly owned subsidiary PHI Capital Holdings, Inc.

Safe Harbor:

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Henry Fahman

+1-702-475-5430

henry@phiglobal.com